Exhibit 4.6

IMMUNOCELLULAR THERAPEUTICS, LTD.

INCENTIVE STOCK OPTION AGREEMENT

THIS INCENTIVE STOCK OPTION AGREEMENT (this “Agreement”), is made as of the              day of -             , 200_ by and between ImmunoCellular Therapeutics, Ltd., a Delaware corporation (the “Company”), and                           (“Optionee”).

R E C I T A L

Pursuant to the 2006 Equity Incentive Plan (the “Plan”) of the Company, the Board of Directors of the Company or a committee to which administration of the Plan is delegated by the Board of Directors (in either case, the “Administrator”) has authorized the granting to Optionee as an employee, director, consultant or adviser of the Company of an incentive stock option to purchase the number of shares of common stock of the Company specified in Paragraph 1 hereof, at the price specified therein, such option to be for the term and upon the terms and conditions hereinafter stated.

A G R E E M E N T

NOW, THEREFORE, in consideration of the promises and of the undertakings of the parties hereto contained herein, it is hereby agreed:

1. Number of Shares; Option Price. Pursuant to said action of the Administrator, the Company hereby grants to Optionee the option (“Option”) to purchase, upon and subject to the terms and conditions of the Plan,              shares of common stock of the Company (“Shares”) at the price of $             per Share (which price shall be no less than the fair market value of a Share on the date of grant of this Option).

2. Term. This Option shall expire on the day before the              anniversary of the date of grant of the Option (the “Expiration Date”), unless such Option shall have been terminated prior to that date in accordance with the provisions of the Plan or this Agreement. The term “Affiliate” as used herein shall have the meaning as set forth in the Plan.

3. Shares Subject to Exercise. This Option shall be exercisable in installments as to [ __% of the Shares on and after             , __% of the Shares on and after             , __% of the Shares on and after              and __% of the Shares on and after             ,] provided, however, that an installment shall not become exercisable if the Optionee is not employed as an employee of the Company, or any of its Affiliates, as of such installment date. Once exercisable, the Option shall thereafter remain exercisable as to such Shares for the term specified in Paragraph 2 hereof, unless Optionee’s employment is terminated pursuant to Paragraph 6 hereof or the Option is terminated pursuant to a Corporate Transaction (as defined in Paragraph 15 hereof).

4. Method and Time of Exercise. The Option may be exercised by written notice delivered to the Company at its principal executive office stating (i) that Optionee is in compliance with the non-compete provisions of Paragraph 16 hereof, (ii) that Optionee has no plan to violate Paragraph 16 in the future, (iii) that Optionee agrees to notify the Company within ten (10) days of a violation of Paragraph 16 hereof, and (iv) the number of shares with respect to which the Option is being exercised, together with:

(A) a check or money order made payable to the Company in the amount of the exercise price and any withholding tax, as provided under Paragraph 5 hereof; or

(B) at the time of the Option exercise, the tender to the Company of shares of the Company’s common stock owned by Optionee having a fair market value not less than the exercise price so long as such tender does not, in the Company’s judgment, have an adverse financial or tax accounting effect on the Company; or

(C) in lieu of exercising the Option for cash, the Optionee may elect to receive shares equal to the value (as determined below) of the Option (or the portion thereof being exercised), on the condition that the amount of applicable federal, state and local withholding taxes are paid in cash, in which event the Company shall issue to the Optionee a number of shares of Common Stock computed using the following formula:

X	=	Y (A-B)
A

Where X =	the number of shares of Common Stock to be issued to the Optionee
Y =	the number of shares of Common Stock purchasable under the Option or, if only a portion of the Option is being exercised, the portion of the Option being exercised (at the date of such calculation)
A =	the fair market value of one share of the Company’s Common Stock (at the date of such calculation)
B =	the Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, fair market value of one share of Common Stock shall be, (i) if traded on a securities exchange, the value shall be deemed to be the closing price of the securities on such exchange on the date notice of exercise is received by the Company prior to the net exercise election; (ii) if traded over-the-counter, the value shall be deemed to be the closing price of such stock on the date notice of exercise is received by the Company, but if selling prices are not reported, the mean between the closing bid and ask prices for such stock on the date notice of exercise is received by the Company; and (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

Only whole shares may be purchased.

5. Tax Withholding. In general, no tax withholding is required with respect to this Option or its exercise. If, however, the optionee elects to exercise under Paragraph 4(C) or if for any reason all or part of this Option is considered to be a non-qualified stock option, rather than an incentive stock option, then, as a condition to exercise of such portion of this Option, the Company may require Optionee to pay over to the Company all applicable federal, state and local taxes which the Company is required to withhold with respect to the exercise of this Option in that connection. At the discretion of the Administrator and upon the request of Optionee, the minimum statutory withholding tax requirements may be satisfied by the withholding of Shares otherwise issuable to Optionee upon the exercise of this Option.

6. Exercise on Termination of Employment. If for any reason Optionee ceases to provide services to the Company or any of its Affiliates (such event being called a “Termination”), other than For Cause, as defined below, this Option (to the extent then exercisable) may be exercised in whole or in part at any time within 90 days of the date of such Termination, but in no event after the earlier of the Expiration Date or a Corporate Transaction which terminates the Option pursuant to Paragraph 15 hereof. For purposes of this Agreement, “services” includes service as an employee, director, consultant or adviser. For purposes of this Agreement, Optionee’s services shall not be deemed to terminate by reason of a transfer to or from the Company or an Affiliate or among such entities, or sick leave, military leave or other leave of absence approved by the Administrator, if the period of any such leave does not exceed 90 days or, if longer, if Optionee’s right to provide services to the Company or any Affiliate is guaranteed either contractually or by statute. For purposes of this Agreement, “For Cause” shall mean Optionee’s loss of employment by the Company or any of its Affiliates due to Optionee’s (a) willful breach or habitual neglect or continued incapacity to perform Optionee’s required duties, or commission of acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of Optionee’s duties, or (b) termination for cause under any agreement between the Company and the Optionee (as defined therein). In the event Optionee’s services to the Company or any of its Affiliates is Terminated For Cause, then the Option shall cease to be exercisable as of the date of such Termination.

7. Non-Transferability. Except with the express written approval of the Administrator, this Option may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised only by Optionee during the Optionee’s lifetime and after the Optionee’s death, by the Optionee’s personal representative or by the person entitled thereto under the Optionee’s will or the laws of intestate succession.

8. Optionee Not a Stockholder. Optionee shall have no rights as a stockholder with respect to the Shares covered by this Option until the date of issuance of a stock certificate or stock certificates to the Optionee upon exercise of this Option. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued.

9. No Right to Employment. Nothing in the Option granted hereby shall interfere with or limit in any way the right of the Company or of any of its Affiliates to terminate Optionee’s employment, consulting or advising at any time, nor confer upon Optionee any right to continue in the employ of, consult with, or advise the Company or any of its Affiliates.

10. Modification and Waiver. Except as otherwise specifically set forth in the Plan, this Option may not be modified except by a writing signed by both parties; provided, however, that either party may waive any right hereunder by an instrument unilaterally signed.

11. Restrictions on Sale of Shares. Optionee represents and agrees that upon the Optionee’s exercise of this Option, in whole or in part, unless there is in effect at that time under the Securities Act of 1933 a registration statement relating to the Shares issued to the Optionee, the Optionee will acquire the Shares issuable upon exercise of this Option for the purpose of investment and not with a view to their resale or further distribution, and that upon such exercise thereof the Optionee will furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance. Following the Company becoming eligible to use Form S-8, the Company will register the Shares under the Securities Act of 1933. Optionee agrees that any certificates issued upon exercise of this Option may bear a legend indicating that their transferability is restricted in accordance with applicable state and federal securities law. Any person or persons entitled to exercise this Option under the provisions of Paragraphs 6 and 7 hereof shall, upon each exercise of this Option under circumstances in which Optionee would be required to furnish such a written statement, also furnish to the Company a written statement to the same effect, satisfactory to the Company in form and substance.

12. Plan Governs. This Agreement and the Option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan, as it may be construed by the Administrator. Optionee hereby acknowledges receipt of a copy of the Plan.

13. Notices. All notices to the Company shall be addressed to the Corporate Secretary at the principal executive office of the Company at 1999 Avenue of the Stars, 11th Floor, Los Angeles California 90067, and all notices to Optionee shall be addressed to Optionee at the address of Optionee on file with the Company, or to such other address as either may designate to the other in writing. A notice shall be deemed to be duly given if and when enclosed in a properly addressed sealed envelope deposited, postage prepaid, with the United States Postal Service. In lieu of giving notice by mail as aforesaid, written notices under this Agreement may be given by personal delivery to Optionee or to the Corporate Secretary (as the case may be).

14. Sale or Other Disposition. If Optionee at any time contemplates the disposition (whether by sale, gift, exchange, or other form of transfer) of any Shares acquired by exercise of this Option, the Optionee shall first notify the Company in writing of such proposed disposition and cooperate with the Company in complying with all applicable requirements of law, which, in the judgment of the Company, must be satisfied prior to such disposition.

15. Corporate Transactions. In the event of a Corporate Transaction (as defined below), the Administrator shall notify Optionee at least 30 days prior thereto or as soon as may be practicable. To the extent not previously exercised, this Option shall terminate immediately prior to the consummation of such Corporate Transaction unless the Administrator determines otherwise in its sole discretion; provided, however, that the Administrator, in its sole discretion, may (i) permit exercise of this Option prior to its termination, even if this Option would not otherwise have been exercisable, and (ii) provide that this Option shall be assumed or an equivalent option substituted by an applicable successor corporation or any Affiliate of the successor corporation in the event of a Corporate Transaction. A “Corporate Transaction” means a liquidation or dissolution of the Company, a merger or consolidation of the Company with or into another corporation or entity if, as a result of such merger or consolidation, the stockholders of the Company immediately prior to such transaction own less than 50% of the surviving or consolidated entity, a sale of all or substantially all of the assets of the Company, or a purchase or other acquisition of more than 50% of the outstanding capital stock of the Company in a single transaction or a series of related transactions by one person or more than one person acting in concert.

16. Non-Compete Agreement. Notwithstanding anything to the contrary provided herein, as a condition to the receipt of Shares pursuant to the exercise of this Option, at any time during which this Option is outstanding and for six (6) months after any exercise of this Option or the receipt of Shares pursuant to the exercise of this Option, Optionee shall not directly or indirectly, as agent, employee, consultant, stockholder, partner or in any other capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for, or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls, any venture or enterprise that directly or indirectly competes with the Company, provided, however, that nothing contained herein shall be construed to prevent Optionee from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Optionee is not involved in the business of said corporation and if Optionee (together with Optionee’s spouse, parents, siblings, and children) does not own more than an aggregate of five percent (5%) of the stock of such corporation. Optionee agrees to notify the Company within ten (10) days of any violation of this Paragraph 16. Failure to comply with this Paragraph 16 shall cause such Option and the exercise or issuance of Shares hereunder to be rescinded and the benefit of such exercise or issuance to be repaid to the Company. Optionee agrees and understands that Optionee’s failure to comply with this Paragraph 16 will subject Optionee’s benefit from the Option to be forfeited and repaid to the Company, and Optionee agrees to do so within ten (10) days of notification by the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

IMMUNOCELLULAR THERAPEUTICS, LTD.

By
Name:
	Title:	President

OPTIONEE

Address:

Social Security Number